Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

MEDIA CONTACT:	Mark Scott, 404.459.7452, mscott@homebanc.com
INVESTOR CONTACT:	Carol Knies, 404.459.7653, cknies@homebanc.com

HOMEBANC ELECTS NEW BOARD MEMBER

ATLANTA – September 14, 2005 – HomeBanc Corp. (NYSE : HMB ) announced today the election of John W. Spiegel to serve as a member of the Company’s board of directors.

Mr. Spiegel retired from SunTrust Banks, Inc. in March 2005 after 40 years of service, including 19 years as Chief Financial Officer. He had been Vice Chairman since 2000. Mr. Spiegel is active in the Atlanta community and presently is a member of the Dean’s Advisory Council at Emory University, Chairman of the Finance Committee at Children’s Healthcare of Atlanta, a member of the Board of Visitors at Piedmont Hospital, Board and Executive Committee member of the High Museum of Art, Board and Executive Committee member of the Woodruff Arts Center and Chairman of the Atlanta College of Art. Mr. Spiegel holds a B.A. degree in Economics and Political Science from Wabash College in Crawfordsville, Indiana; an M.B.A. degree from Emory University in Atlanta; and a Doctoral A.B.D. from Nova Southeastern University in Fort Lauderdale, Florida.

“John’s experience helping to build the SunTrust organization and his well-known commitment to community service line up perfectly with HomeBanc’s own plans, mission and vision,” said HomeBanc Corp. Chairman and CEO Patrick S. Flood. “We are all very excited about John joining the HomeBanc board and bringing his expertise, wisdom and compassion to our organization.”

“The addition of John to HomeBanc’s board marks the continued development of HomeBanc Corp. and its board of directors,” said HomeBanc Corp. Board Member Glenn Austin, Jr. “The board now includes six independent members, and we’re pleased about the energy and very relevant experience John will bring to our board.”

HomeBanc Corp. is the parent company of HomeBanc Mortgage Corp., a mortgage banking company that focuses on originating purchase money residential mortgage loans in the southeast United States. For more information about HomeBanc Corp., HomeBanc Mortgage or the company’s mortgage products, contact HomeBanc at www.homebanc.com.

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